Exhibit 10.2

April 29, 2019

Via E-Mail and Hand Delivery
Michael Noonan
2581 Hallmark Drive
Belmont, CA 94002

Re: Continuation and Resignation of Employment

Dear Mike:
I am writing to confirm the agreement between you and Finjan Holdings, Inc. (the “Company”) regarding your employment. This letter agreement modifies the Second Amended & Restated Employment Agreement between you and the Company dated August 1, 2018 (the “Employment Agreement”) and shall be effective as of April 29, 2019.
You and the Company mutually agree to continue your employment until June 30, 2019 (the “Resignation Date”). We anticipate that this period should be sufficient to complete your services and that your employment will terminate on the Resignation Date.
During the continuation of your employment, your employment will be subject to all the terms of the Employment Agreement, except that you shall no longer be eligible to receive a bonus for the current quarter or any subsequent quarter, and Section 3(c) shall be deemed deleted in its entirety from the Employment Agreement as of January 1, 2019.
You agree to resign your employment on the Resignation Date, and the Company agrees that upon your resignation on the Resignation Date, you shall be entitled to the severance benefits under the Employment Agreement due upon a termination by the Company without Cause. For the purpose of your severance under Section 7(a), (1) the Release Condition in Section 7(a)(1) shall require your execution and non-revocation, following the resignation of your employment, of an agreement that is substantially in the form of the Separation Agreement attached to this letter agreement as Exhibit A (the “Separation Agreement”), (2) you and the Company will mutually agree on the messaging of the resignation of your employment, (3) the Average Quarterly Comp Bonus calculation in Section 7(a)(ii) shall be based on the fiscal quarters ending December 31, 2018, and (4) the amounts in 7(a)(i) and 7(a)(ii) shall be paid as set forth in the Separation Agreement . Nothing in this letter agreement shall be interpreted to preclude a termination by you or the Company prior to the Resignation Date for any reason set forth in the Employment Agreement.

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Except as expressly modified by this letter agreement, your Employment Agreement shall continue in full force and effect.

Finjan Holdings, Inc.

__/s/ Philip Hartstein______________________________
By:     Phil Hartstein, President & CEO

I agree to the terms of this letter agreement. I acknowledge that this letter, along with my Employment Agreement, are the complete agreement concerning my employment with the Company and supersedes all prior and contemporaneous agreements and representations except those referenced in this letter and the Employment Agreement. I sign this letter voluntarily and not in reliance on any promises other than those contained in the letter.

__/s/ Michael Noonan______________________________
Michael Noonan

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EXHIBIT A

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) constitutes the final agreement between you, Michael Noonan, and Finjan Holdings, Inc. (the “Company”), dated as of the Effective Date (as defined in Section 18) concerning the terms of your separation from employment, provides a general release of claims and constitutes the Release Requirement required by Section 7(a)(1) of the Second Amended & Restated Employment Agreement between you and the Company dated August 1, 2018 (the “Employment Agreement”).

1.    Employee Acknowledgments: You acknowledge and agree as follows: Your employment with the Company ended on June 30, 2019 (the “Separation Date”). You have been paid all wages, including bonuses, commissions, and accrued, unused PTO that you earned during your employment with the Company. You have submitted for reimbursement all expenses for which you are entitled to be reimbursed by the Company. You have already filed claims with the Company’s workers’ compensation carrier for any injuries you sustained within the scope of your employment for the Company and have no other unreported injuries. The Company has properly provided any leave of absence and you have not been subjected to any improper treatment due to such leave. The Company does not owe you any compensation, benefits or other obligations, except as set forth in this Agreement.
2.    Consideration from the Company: As consideration to which you are not otherwise entitled without signing this Agreement, and in exchange for your signing and returning to the Company and not revoking the release of claims in Section 3 below, the Company will provide you with the following consideration (the “Severance Benefits”):
2.1    Payment of $161,250, which shall be payment for the continued payment of your Base Salary as set forth in Section 7(a)(i) of the Employment Agreement, and shall be payable as a lump sum five days after the Effective Date (as defined in Section 18);
2.2    Payment of $199,942.58, which shall be payment for the Average Quarterly Comp Bonus as set forth in Section 7(a)(ii) of the Employment Agreement and shall be payable as a lump sum five days after the Effective Date (as defined in Section 18);
2.3    Extension of the exercisability of any vested nonqualified stock options until the earlier of the expiration of the applicable option term or 12 months as set forth in Section 7(a)(iv); and
2.4    Reimbursement for your COBRA premiums incurred during the period set forth in Section 7(a)(v) of the Employment Agreement, subject to the conditions in the Employment Agreement.
The payment of the Severance Benefits is subject to all conditions in the Employment Agreement. You are solely responsible for timely and properly electing health continuation

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coverage under COBRA and making timely payments to the health insurance carrier, in accordance with the terms of the health insurance plan and applicable law. Following the period set forth in Section 7(a)(v) of the Employment Agreement, you may continue to receive COBRA benefits at your own cost. Your stock options continue to be governed by the Company’s Amended and Restated 2014 Incentive Compensation Plan and the applicable stock option agreements, subject to the modification in Section 2.3 above. Because you are not entitled to any bonus for the quarter in which your resignation occurs, you acknowledge that you are not entitled to any payment under Section 7(a)(iii) of the Employment Agreement.
3.    Release of Claims:
3.1    General Release: You and your successors hereby release and waive any and all claims, demands, debts, liabilities, actions, and causes of action you have or may have, or at any other time had, against the Company and its current and former predecessors, parent corporations, subsidiaries, and related entities, and each of their shareholders, investors, officers, directors, agents, attorneys, insurers, employees, successors, subscribers, affiliates, or assigns (collectively “Releasees”), whether known or unknown, suspected or unsuspected, based upon or arising out of any matter, cause, fact, thing, act, or omission whatsoever occurring at any time up to and including the date on which you sign this Agreement, including, without limitation, claims arising out of your employment with, or separation from, the Company, including, but not limited to, claims under any employment laws, claims of unlawful or wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, negligence, breach of fiduciary duty, violation of public policy, whistleblowing (under federal or state law), defamation, physical injury, emotional distress, claims for additional compensation or benefits arising from your employment or your separation from employment, claims of national origin, race, age, sex, sexual orientation, disability, or other discrimination or harassment, claims under federal, state, and local statutory or common law, such as Title VII of the 1964 Civil Rights Act, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, all as amended, and any other applicable laws and/or regulations of any applicable jurisdiction relating to employment or employment discrimination, and the law of contract and tort. However, this release is not intended to bar any claims that, by statute, may not be waived, such as any challenge to the validity of your release of claims under the ADEA, as set forth in this Agreement, claims for workers’ compensation benefits, unemployment insurance benefits, or any statutory right to be indemnified for necessary expenditures or losses incurred in the discharge of your duties under California Labor Code Section 2802.
3.2    ADEA Release: This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”) and the ADEA. You hereby acknowledge that you are waiving and releasing any rights you have or may have under the ADEA and that this waiver and release is knowing and voluntary. You acknowledge that the

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Severance Benefits are in addition to anything to which you were already entitled. You agree further that you are advised by this Agreement, as required by the OWBPA, that (a) this waiver and release does not apply to any rights or claims that may arise under the ADEA after you execute this Agreement, (b) you have the right to consult with an attorney prior to signing this Agreement, (c) you may have at least twenty-one (21) days to consider this Agreement (although you may by your own choice sign the Agreement earlier), (d) you have seven (7) days following your signing of the Agreement to revoke the Agreement, and (e) this Agreement shall not be effective until the revocation period has expired, therefore making the Effective Date the eighth (8th) day after this Agreement is signed and returned to the Company by you following the Separation Date. You and the Company agree that any changes to the Agreement, whether material or immaterial, do not restart the running of the twenty-one (21)-day consideration period. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.
3.3    Section 1542: By signing below, you expressly waive and release and promise never to assert any such claims against any of the Releasees, even if you do not now believe that you have such claims. You therefore waive, to the fullest extent permitted under applicable law, your rights under Section 1542 of the Civil Code of California (set forth below) or any other statute of similar effect.
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

3.4    Right to Participate in Agency Proceeding: This release does not prohibit you from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Securities and Exchange Commission, the California Department of Fair Employment and Housing, or any other federal, state, or local government agency or commission (singularly, “Government Agency” and collectively, “Government Agencies”) or from communicating with any Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency. However, you are waiving your right to any further monetary or other recovery from the Company for any claim released by this Agreement that is the subject of any such investigation or proceeding, thought this Agreement does not limit your right to receive an award for information provided to any Government Agencies.
3.5. Complete Settlement: The Severance Benefits shall be the complete and unconditional payment, settlement, accord and satisfaction with respect to all compensation and obligations the Company may owe you, including, without limitation, back wages, PTO, bonuses, equity (except any obligations in an equity agreement between the Company and you),

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commissions, severance, notice pay, and waiting time penalties. The Company does not owe you any compensation, benefits or other obligations, except as set forth in this Agreement.
4.    Return of Company Property: You hereby confirm that you have returned all Company property of any type whatsoever, including all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, emails, computer files, and any other materials of the Company, that has been in your possession, custody, or control.
5.    Company Confidential Information: You acknowledge and agree that you are bound by Section 8 of your Employment Agreement and that you will continue, even after your employment has terminated, to hold all confidential and proprietary information (including internal policies and procedures) of the Company in strictest confidence.
6.    Mutual Non-disparagement: You and the Company acknowledge and agree that each party is bound by Section 10 of your Employment Agreement. Notwithstanding anything to the contrary, nothing in this Agreement shall prevent either party from responding to a subpoena or order from a court or Government Agency, making truthful statements to any Government Agency, and testifying in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment when required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from a Government Agency or the legislature. Notwithstanding anything to the contrary, you are not precluded by this Agreement from disclosing any information related to sexual harassment or sexual abuse.
7.    Statement Regarding Exit: You and the Company agree to develop a mutually agreeable statement regarding the resignation of your employment.
8.    Non-solicitation: You acknowledge and agree that you are bound by Section 9(b) of your Employment Agreement regarding the solicitation of employees.
9.    Indemnification: You and the Company acknowledge and agree that each party is bound by Section 16(h) of your Employment Agreement regarding indemnification.
10.    Confidentiality of Agreement: The contents, terms, and conditions of this Agreement must be kept confidential by you and must not be disclosed, and you agree that if you are asked for information concerning this matter, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company and any other statements that you and the Company mutually agree upon pursuant to Section 7, except that you may disclose the terms of this Agreement to your accountant, attorneys, and family members (all of whom you will instruct to maintain confidentiality) or pursuant to a subpoena, court order, or a written request from a Government Agency as described in Section 3.4 or the legislature. In the event you receive a subpoena, court order or other legal request to provide such confidential information, you agree to provide the Company with reasonable and prompt notice in advance of your disclosure of any such information.

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11.    No Admission of Liability and Binding Effect: This Agreement and any action taken by the Company or you, either previously or in connection with this Agreement, is not and shall not be construed to be an admission or evidence of any wrongdoing or liability on the part of either party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs, and personal representatives.
12.    Modification and Severability: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by an authorized representative of the Company and you. You and the Company agree that if, for any reason, any term or provision of this Agreement is determined by a court or arbitrator to be invalid or unenforceable, in whole or in part, the remaining terms and provisions shall remain fully enforceable. Such court or arbitrator will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.
13.    Governing Law: This Agreement shall be construed and governed by the laws of the State of California.
14.    Arbitration and Attorneys’ Fees: All claims that you may have against the Company or any other Releasee that are found not to be included in the released claims, or which the Company may have against you, of any kind, including, but not limited to, all claims in any way related to: (a) the subject matter, interpretation, application, or alleged breach of this Agreement; (b) your employment or the termination of your employment; or (c) your efforts to find subsequent employment (collectively, “Arbitrable Claims”) shall be resolved by binding arbitration in Santa Clara County, California. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers’ compensation law, unemployment insurance claims, and any claim for which applicable law prohibits arbitration agreements. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Arbitration of Arbitrable Claims shall be in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended, and as augmented by this Agreement (the “Rules”), which may be obtained from the Company or the American Arbitration Association’s website (www.adr.org/Rules); provided, however, that neither you nor the Company shall be precluded from seeking injunctive relief or other provisional relief in a court of law. Any such arbitration shall be before one arbitrator appointed in accordance with such Rules. Either you or the Company may bring an action in court to compel arbitration under this Agreement and to appeal or enforce an arbitration award and for injunctive relief or other provisional relief. Otherwise, neither you nor the Company shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The federal and state courts within the State of California shall have exclusive jurisdiction and venue to adjudicate any permitted dispute, including for injunction or other provisional relief, arising out of this Agreement. The prevailing party in any such dispute shall be awarded reasonable attorneys’ fees and costs, unless otherwise prohibited by law. You

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and the Company hereby expressly consent to: (i) binding arbitration as described above, and (ii) the personal jurisdiction of the federal and state courts within California. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS YOU AND THE COMPANY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE. This arbitration requirement does not preclude you from filing a charge or complaint with a Government Agency or from communicating with any Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency. This Section replaces in its entirety Section 16(a) of the Employment Agreement.
15.    Interpretation: This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against either you or the Company. By way of example and not in limitation, this Agreement shall not be construed against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.
16.    Representation by Counsel and Tax Advice: You and the Company acknowledge that each: (a) has had the opportunity to consult with legal counsel and tax advisors in regard to this Agreement; (b) has read and understands the Agreement and is fully aware of its legal effect and any tax consequences; and (c) is entering into this Agreement freely and voluntarily, and based on the party’s own judgment.
17.    Entire Agreement: This Agreement, together with your Employment Agreement (as amended by this Agreement and the letter agreement dated April 29, 2019), any applicable equity plans and agreements and any separate written indemnification agreement, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents or attorneys have made any promise, representation, or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations, and warranties as are contained herein.
18.    Review of Separation Agreement: You understand that you have at least twenty-one (21) days from the Separation Date to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement. You further understand that you may not sign and return this Agreement to the Company until after the Separation Date. You also understand that you may revoke this Agreement in writing, delivered to Rebecca Galdos, Office/HR Manager within seven (7) days of signing this Agreement. You further understand that the “Effective Date” of this Agreement is the eighth (8th) day after you sign and return the Agreement to the Company following the Separation Date without revoking the Agreement and that your Severance Benefits as set forth above in Section 2 will not be paid until after the Effective Date.

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19.    Accepting the Agreement: To accept the Agreement, please date and sign this Agreement below only after the Separation Date and by no later than twenty-one (21) days following the Separation Date, and return the Agreement to Rebecca Galdos, Office/HR Manager. You also may accept this Agreement by providing Rebecca Galdos, Office/HR Manager with a signed facsimile copy or a signed portable document format (“PDF”) of the Agreement by that date. You and the Company agree to accept a signed facsimile copy or PDF of this Agreement as a fully binding original. If you do not sign and return the Agreement by then, the Agreement will expire. (An extra copy of the Agreement is being provided for your files.)

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The parties agree to this Separation Agreement as of the Effective Date.

Finjan Holdings, Inc.

_____________________________________________
By: Phil Hartstein
Title: President & CEO

By signing this Separation Agreement, I acknowledge that I have had the opportunity to review this Agreement carefully, that I understand the terms of the Agreement, and that I voluntarily agree to those terms.

Dated: _____________________, 2019

_____________________________________________
Michael Noonan

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